Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

James Mead

Chief Financial Officer

-or-

Heidi Gillette

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

FOURTH QUARTER AND FULL YEAR 2010 FFO OF $0.97 AND $5.00 PER SHARE
BEFORE TRANSACTION COSTS AND EPS OF $0.09 AND

$3.45 PER SHARE

COMMENCED OVER 1 MILLION SQUARE FEET OF LEASES IN THE QUARTER

CLOSED OVER $400 MILLION IN STRATEGIC INVESTMENTS IN

NEW YORK CITY

Operating Highlights

•                  Fourth quarter FFO of $0.97 per diluted share before transaction related costs, an 11.5 percent increase as compared with $0.87 per diluted share for the fourth quarter of 2009. Full year FFO of $5.00 per diluted share before transaction related costs, a 12.9 percent increased as compared to $4.43 per diluted share for the full year of 2009.

•                  Fourth quarter net income attributable to common stockholders of $0.09 per diluted share as compared with a net loss of $0.07 per diluted share in the fourth quarter of 2009. Full year net income attributable to common stockholders of $3.45 per diluted share as compared with $0.54 per diluted share in 2009.

•                  Combined same-store GAAP NOI increased to $167.9 million, a 2.0 percent increase as compared with $164.7 million in the fourth quarter of 2009.

•                  Commenced 63 Manhattan leases totaling 801,610 square feet and 31 Suburban leases totaling 333,413 square feet.

•                  Year-end occupancy increased to 94.6 percent in Manhattan stabilized properties from 94.4 percent in the prior quarter.

Investing Highlights

•                  Acquired investments from Gramercy Capital Corp. (NYSE: GKK), or Gramercy, comprised of the remaining 45 percent joint venture interests in the leased fee at 885 Third Avenue and 2 Herald Square and the entire leased fee interest in 292 Madison Avenue for an aggregate investment of $349.7 million, including the assumption of $265.6 million of mortgage debt.

•                  Purchased or originated debt investments of $78.4 million with a weighted average yield of 8.7 percent collateralized by commercial office properties and received approximately $22.5 million of proceeds from investments that were sold, redeemed or repaid.  The Company’s debt and preferred equity investment portfolio totaled $963.8 million at the end of the quarter.

•                  Entered into an agreement with The Moinian Group, under which the Company provided a standby mortgage commitment and may make a future equity investment as part of a recapitalization of Three Columbus Circle.

•                  Admitted Harel Insurance and Finance as a 49 percent partner to the Company’s 180-182 Broadway joint venture with Jeff Sutton in exchange for a $28.1 million capital contribution. The joint venture will develop a building featuring high-end retail space and student dormitory housing for Pace University.  Simultaneously, the joint venture closed on a new five-year $90.0 million construction loan.

•                  The Company’s first mortgage position at 11 West 34th Street was repaid at par, resulting in the Company’s recognition of additional income of $1.1 million.  Simultaneous with the repayment, the joint venture was recapitalized with the Company having a 30 percent interest.

•                  In January 2011, the Company purchased City Investment Fund’s 49.9 percent interest in 521 Fifth Avenue, thereby assuming full ownership of the leasehold position. The transaction valued the consolidated interest at approximately $245.7 million or $502 per square foot.

Financing Highlights

•                  The Company’s operating partnership issued $345.0 million of 3.00 percent exchangeable senior notes due October 2017, inclusive of the $45.0 million overallotment option, with a 30 percent conversion premium.  The Company received net proceeds from the offering of approximately $336.5 million.

•                  Closed a seven-year $125.0 million mortgage financing on 600 Lexington Avenue which is held in a joint venture, to refinance the previous $49.9 million mortgage.

Summary

New York, NY, January 24, 2011 — SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations, or FFO, of $74.7 million, or $0.93 per diluted share, for the quarter ended December 31, 2010, compared to $69.1 million, or $0.87 per diluted share, for the same quarter in 2009.  The Company also reported that FFO for the twelve months ended December 31, 2010 increased 9.3 percent over the prior year to $4.84 per diluted share.

Net income attributable to common stockholders totaled $7.2 million, or $0.09 per diluted share, for the quarter ended December 31, 2010, compared to a net loss of $5.1 million, or $0.07 per diluted share, for the same quarter in 2009.  Full-year net income attributable to common stockholders was $3.45 per diluted share as compared with $0.54 per diluted share in 2009.

Results for the quarter ended December 31, 2010 included approximately $3.5 million of transaction-related costs which resulted in a $0.04 per diluted share charge to net income and FFO. Results for the year ended December 31, 2010 included approximately $12.5 million of transaction-related costs which resulted in a $0.16 per diluted share charge to net income and FFO.

Operating and Leasing Activity

For the fourth quarter of 2010, the Company reported revenues and EBITDA of $267.2 million and $138.9 million, respectively, compared to $243.0 million and $118.7 million, respectively for the same period in 2009.

Same-store GAAP NOI on a combined basis increased by 2.0 percent to $167.9 million for the fourth quarter of 2010 when compared to the same quarter in 2009, with the consolidated properties increasing by 0.4 percent to $128.1 million and the unconsolidated joint venture properties increasing 7.2 percent to $39.8 million.

Occupancy for the Company’s Manhattan portfolio at December 31, 2010 increased to 94.6 percent in Manhattan stabilized properties from 94.4 percent in the prior quarter.  Including 100 Church Street, which was in lease-up during 2010, occupancy for the Manhattan portfolio was 92.9 percent at December 31, 2010.  During the quarter, the Company commenced 63 leases in its Manhattan portfolio totaling 801,610 square feet, of which 15 leases and 360,525 square feet represented office leases that replaced previous vacancy.  The remaining 39 office leases comprising 433,142 square feet had average starting rents of $46.19 per rentable square foot, representing a 2.6 percent decrease over the previously fully escalated rents on the same office spaces.  The average lease term on the Manhattan office leasing commenced in the fourth quarter was 13.1 years and average tenant concessions were 6.5 months of free rent with a tenant improvement allowance of $56.32 per rentable square foot.

Occupancy for the Company’s suburban portfolio was 87.3 percent at December 31, 2010.  During the quarter, the Company commenced 31 leases in the Suburban portfolio totaling 333,413 square feet, of which 11 leases and 102,940 square feet represented office leases that replaced previous vacancy.  The remaining 18 office leases comprising 229,767 square feet had average starting rents of $29.50 per rentable square foot, representing an 11.4 percent decrease over the previously fully escalated rents on the same office spaces.

Significant leases that were signed or commenced during the fourth quarter included:

•                  New 20-year lease with HF Management Services, LLC for 172,577 square feet at 100 Church;

•                  New 12-year lease with Aecom Technology Corp. for 108,631 square feet at 100 Park Avenue;

•                  Early renewal/new lease with City University of New York for 20 years for 132,019 square feet at 555 West 57th Street;

•                  Early renewal with Verizon MCI International for five years for 67,365 square feet at 1100 King Street, Rye Brook, Westchester County, New York;

•                  Early renewal with Heineken USA for ten years for 50,078 square feet at 360 Hamilton Avenue, White Plains, New York; and

•                  New 11-year lease with Calvary Portfolio Services for 27,902 square feet at 500 Summit Lake Drive, Valhalla, Westchester County, New York.

Marketing, general and administrative, or MG&A, expenses for the quarter ended December 31, 2010 were $20.7 million, or 7.7 percent of total revenues, compared to $19.3 million, or 7.9 percent of total revenues, for the quarter ended December 31, 2009.

Real Estate Investment Activity

In October 2010, the Company entered into an agreement with The Moinian Group, under which the Company provided a standby mortgage commitment and may make a future equity investment as part of a recapitalization of Three Columbus Circle.

In December 2010, the Company completed the acquisition of investments from Gramercy comprised of: (1) the remaining 45 percent joint venture interest in the leased fee at 885 Third Avenue for $39.3 million plus assumed mortgage debt of $120.4 million; (2) the remaining 45 percent joint venture interest in the leased fee at 2 Herald Square for $25.6 million plus assumed mortgage debt of $86.1 million; and (3) the entire leased fee interest in 292 Madison Avenue for $19.2 million plus assumed mortgage debt of $59.1 million. These assets are all leased to third party operators.

In December 2010, the Company’s $12.0 million first mortgage collateralized by 11 West 34th Street was repaid at par, resulting in the Company’s recognition of additional income of approximately $1.1 million.  Simultaneous with the repayment, the joint venture was recapitalized with the Company having a 30 percent interest. The property is subject to a long-term net lease arrangement and is encumbered by a five-year $18.0 million mortgage that bears interest at 250 basis points over the 30-day LIBOR.

In December 2010, the Company acquired 2 fully leased retail condominiums in Williamsburg, Brooklyn, for $18.4 million.

In December 2010, the Company’s 180-182 Broadway joint venture with Jeff Sutton announced an agreement with Pace University to convey a long-term ground lease condominium interest to Pace University for 20 floors of student housing.  The joint venture also admitted Harel Insurance and Finance, who contributed $28.1 million to the joint venture, for a 49 percent percent partnership interest.  Simultaneously, the joint venture also closed on a new five-year $90.0 million construction loan, which bears interest at 275 basis points over the 30-day LIBOR.

In January 2011, the Company purchased City Investment Fund’s 49.9 percent interest in 521 Fifth Avenue, thereby assuming full ownership of the leasehold position. The transaction valued the consolidated interest at approximately $245.7 million.

Financing and Capital Activity

In October 2010, the Company’s operating partnership issued $345.0 million of 3.00 percent exchangeable senior notes due October 2017, inclusive of the $45.0 million overallotment option, with a 30 percent conversion premium.  The Company received net proceeds from the offering of approximately $336.5 million.

In October 2010, the joint venture that owns 600 Lexington Avenue closed on a $125.0 million seven-year mortgage to replace the $49.9 million mortgage assumed upon acquisition of the property.  The new mortgage bears interest at a rate of 200 basis points over LIBOR and is interest-only for the first 2 years.

Debt and Preferred Equity Investment Activity

The Company’s debt and preferred equity investment portfolio totaled $963.8 million at December 31, 2010, an increase of $55.8 million from the balance at September 30, 2010.  During the fourth quarter, the Company purchased or originated new debt investments of $78.4 million, all of which are directly or indirectly collateralized by commercial office properties, and received $22.5 million of proceeds from investments that were sold, redeemed or repaid.  During the fourth quarter, the Company also recorded approximately $4.8 million in additional reserves against its debt investments.  The debt and preferred equity investment portfolio had a weighted average maturity of 3.36 years as of December 31, 2010 and had a weighted average yield for the quarter ended December 31, 2010 of 9.2 percent, exclusive of loans totaling $136.9 million which are on non-accrual status.

Dividends

During the fourth quarter of 2010, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•                  $0.10 per share of common stock, which were paid on January 14, 2011 to stockholders of record on the close of business on January 3, 2011; and

•                  $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period October 15, 2010 through and including January 14, 2011, which were paid on January 14, 2011 to stockholders of record on the close of business on January 3, 2011, and reflect regular quarterly dividends, which are the equivalent of annualized dividends of $1.9064 and $1.9688, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio webcast on Tuesday, January 25, 2011 at 2:00 pm ET to discuss the financial results. Due to the detail provided by the Company’s executive management at its annual investor conference held on December 6, 2010, which addressed both past performance as well as guidance for 2011, Mr. Holliday will deliver summary prepared remarks prior to a question and answer session.

The Supplemental Package will be available prior to the quarterly conference call on the Company’s website, www.slgreen.com, under “Financial Reports” in the Investors section. The webcast and accompanying slide presentation from the Company’s annual investor conference also are available on the Company’s website in the Investors section under “Event Calendar & Webcasts.”

The live conference will be webcast in listen-only mode on the Company’s website under “Event Calendar & Webcasts” in the Investors section and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing 866.730.5764 Domestic or 857.350.1588 International, using pass-code “SL Green.”

A replay of the call will be available through January 30, 2011 by dialing 888.286.8010 Domestic or 617.801.6888 International, using pass-code 31388292.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche. As of December 31, 2010, the Company owned interests in 30 New York City office properties totaling approximately 22,324,460 square feet, making it New York’s largest office landlord. In addition, at December 31, 2010, SL Green held investment interests in, among other things, 11 retail properties encompassing approximately 405,362 square feet, four development properties encompassing approximately 465,441 square feet and three land interests, along with ownership interests in 31 suburban assets totaling 6,804,700 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212.216.1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 10 of this release and in the Company’s Supplemental Package.

Forward-looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the Manhattan, Brooklyn, Queens, Westchester County, Connecticut, Long Island and New Jersey office markets, business strategies, expansion and growth of our operations and other similar matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.

Forward-looking statements are not guarantees of future performance and actual results or developments may materially differ, and we caution you not to place undue reliance on such statements.  Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us.  These risks and uncertainties include the effect of the credit crisis on general economic, business and financial conditions, and on the New York Metro real estate market in particular; dependence upon certain geographic markets; risks of real estate acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; risks relating to structured finance investments; availability and creditworthiness of prospective tenants and borrowers; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space; availability of capital (debt and equity); unanticipated increases in financing and other costs, including a rise in interest rates; our ability to comply with financial covenants in our debt instruments; our ability to maintain our status as a REIT; risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations; the continuing threat of terrorist attacks, in particular in the New York Metro area and on our tenants; our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination; and legislative, regulatory and/or safety requirements adversely affecting REITs and the real estate business, including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

Other factors and risks to our business, many of which are beyond our control, are described in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenue:
Rental revenue, net	$205,003	$190,353	$796,667	$761,446
Escalations and reimbursement revenues	29,139	28,831	120,484	121,426
Preferred equity and investment income	22,383	16,911	147,926	65,608
Other income	10,720	6,945	36,169	47,367
Total revenues	267,245	243,040	1,101,246	995,847

Equity in net income from unconsolidated joint ventures	6,682	16,392	39,607	62,878
Gain (loss) on early extinguishment of debt	—	606	(1,900)	86,007

Expenses:
Operating expenses	58,307	54,242	229,305	214,049
Ground rent	7,831	7,822	31,191	31,826
Real estate taxes	36,568	33,179	148,828	139,523
Loan loss and other investment reserves, net of recoveries	8,178	26,832	20,501	150,510
Transaction related costs	3,460	—	11,875	—
Marketing, general and administrative	20,695	19,255	75,946	73,992
Total expenses	135,039	141,330	517,646	609,900

Earnings Before Interest, Depreciation and Amortization (EBITDA)	138,888	118,708	621,307	534,832
Interest expense, net of interest income	61,292	54,195	233,647	236,301
Amortization of deferred financing costs	2,819	1,966	9,928	7,947
Depreciation and amortization	59,225	59,670	228,893	224,147
Gain (loss) on investment in marketable securities	775	232	490	(396)
Net income from Continuing Operations	16,327	3,109	149,329	66,041
Net income from Discontinued Operations	—	1,593	5,420	5,774
Gain (loss) on sale of Discontinued Operations	—	(1,741)	35,485	(6,841)
Net gain on sale of interest in unconsolidated joint venture/ real estate	1,633	—	128,922	6,691
Net income	17,960	2,961	319,156	71,665
Net income attributable to noncontrolling interests	(3,206)	(3,115)	(18,581)	(14,121)
Net income (loss) attributable to SL Green Realty Corp.	14,754	(154)	300,575	57,544
Preferred stock dividends	(7,545)	(4,969)	(29,749)	(19,875)
Net income (loss) attributable to common stockholders	$7,209	$(5,123)	$270,826	$37,669

Earnings Per Share (EPS)
Net income (loss) per share (Basic)	$0.09	$(0.07)	$3.47	$0.54
Net income (loss) per share (Diluted)	$0.09	$(0.07)	$3.45	$0.54

Funds From Operations (FFO)
FFO per share (Basic)	$0.94	$0.87	$4.87	$4.43
FFO per share (Diluted)	$0.93	$0.87	$4.84	$4.43

Basic ownership interest
Weighted average REIT common shares for net income per share	78,300	77,266	78,100	69,735
Weighted average partnership units held by noncontrolling interests	1,249	1,913	1,321	2,230
Basic weighted average shares and units outstanding for FFO per share	79,549	79,179	79,421	71,965
Diluted ownership interest
Weighted average REIT common share and common share equivalents	78,688	77,541	78,440	69,814
Weighted average partnership units held by noncontrolling interests	1,249	1,913	1,321	2,230
Diluted weighted average shares and units outstanding	79,937	79,454	79,761	72,044

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	December 31, 2010	December 31, 2009
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$1,750,220	$1,379,052
Buildings and improvements	5,840,701	5,585,584
Building leasehold and improvements	1,286,935	1,280,256
Property under capital lease	12,208	12,208
	8,890,064	8,257,100
Less accumulated depreciation	(916,293)	(738,422)
	7,973,771	7,518,678
Assets held for sale, net	—	992
Cash and cash equivalents	332,830	343,715
Restricted cash	137,673	94,495
Investment in marketable securities	34,052	58,785
Tenant and other receivables, net of allowance of $12,981 and $14,271 in 2010 and 2009, respectively	27,054	22,483
Related party receivables	6,295	8,570
Deferred rents receivable, net of allowance of $30,834 and $24,347 in 2010 and 2009, respectively	201,317	166,981
Debt and preferred equity investments, net of discount of $42,937 and $46,802 and allowance of $61,361 and $93,844 in 2010 and 2009, respectively	963,772	784,620
Investments in and advances to unconsolidated joint ventures	631,570	1,058,369
Deferred costs, net	172,517	139,257
Other assets	819,443	290,632
Total assets	$11,300,294	$10,487,577

Liabilities and Equity
Mortgages and other loans payable	$3,400,468	$2,595,552
Revolving credit facility	650,000	1,374,076
Senior unsecured notes	1,100,545	823,060
Accrued interest and other liabilities	38,149	34,734
Accounts payable and accrued expenses	133,389	125,982
Deferred revenue/gain	307,678	349,669
Capitalized lease obligation	17,044	16,883
Deferred land lease payable	18,267	18,013
Dividend and distributions payable	14,182	12,006
Security deposits	38,690	39,855
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	5,818,412	5,489,830
Commitments and contingencies	—	—
Noncontrolling interests in operating partnership	84,338	84,618
Equity
SL Green Realty Corp. stockholders’ equity
7.625% Series C perpetual preferred shares, $0.01 par value, $25.00 liquidation preference, 11,700 and 6,300 issued and outstanding at December 31, 2010 and 2009, respectively	274,022	151,981
7.875% Series D perpetual preferred shares, $0.01 par value, $25.00 liquidation preference, 4,000 issued and outstanding at December 31, 2010 and 2009, respectively	96,321	96,321
Common stock, $0.01 par value 160,000 shares authorized, 81,675 and 80,875 issued and outstanding at December 31, 2010 and 2009, respectively (inclusive of 3,369 and 3,360 shares held in Treasury at both December 31, 2010 and 2009, respectively)	817	809
Additional paid-in capital	3,660,842	3,525,901
Treasury stock-at cost	(303,222)	(302,705)
Accumulated other comprehensive loss	(22,659)	(33,538)
Retained earnings	1,172,963	949,669
Total SL Green Realty Corp. stockholders’ equity	4,879,084	4,388,438
Noncontrolling interests in other partnerships	518,460	524,691
Total equity	5,397,544	4,913,129
Total liabilities and equity	$11,300,294	$10,487,577

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
FFO Reconciliation:
Net income (loss) attributable to common stockholders	$7,209	$(5,123)	$270,826	$37,669
Add:
Depreciation and amortization	59,225	59,670	228,893	224,147
Discontinued operations depreciation adjustments	—	568	1,626	3,106
Joint venture depreciation and noncontrolling interest adjustments	7,555	9,577	32,163	39,964
Net income attributable to noncontrolling interests	3,206	3,115	18,581	14,121
Loss (gain) on equity investment in marketable securities	(682)	(232)	(397)	396
Less:
Gain (loss) on sale of discontinued operations	—	(1,741)	35,485	(6,841)
Equity in net gain on sale of joint venture property/real estate	1,633	—	128,922	6,691
Depreciation on non-rental real estate assets	189	187	874	736
Funds from Operations	74,691	69,129	386,411	318,817
Transaction related costs(1)	3,475	—	12,481	—
Funds from Operations before transaction related costs	$78,166	$69,129	$398,892	$318,817

(1)  Includes the Company’s share of joint venture transaction related costs.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Earnings before interest, depreciation and amortization (EBITDA):	$138,888	$118,708	$621,307	$534,832
Add:
Marketing, general & administrative expense	20,695	19,255	75,946	73,992
Net Operating income from discontinued operations	—	2,162	7,045	10,741
Loan loss and other investment reserves	8,178	26,832	20,501	150,510
Transaction related costs	3,460	—	11,875	—
Less:
Non-building revenue	(24,899)	(19,260)	(160,998)	(88,976)
(Gain) loss on early extinguishment of debt	—	(606)	1,900	(86,007)
Equity in net income from joint ventures	(6,682)	(16,392)	(39,607)	(62,878)
GAAP net operating income (GAAP NOI)	139,640	130,699	537,969	532,214

Less:
Net Operating income from discontinued operations	—	(2,162)	(7,045)	(10,741)
GAAP NOI from other properties/affiliates	(11,517)	(975)	(23,644)	(11,391)
Same-Store GAAP NOI	$128,123	$127,562	$507,280	$510,082

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	December 31,
	2010	2009
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	22,324	23,211
Portfolio percentage leased at end of period	94.6%	95.0%
Same-Store percentage leased at end of period	94.8%	95.8%
Number of properties in operation	30	29

Office square feet leased during quarter (rentable)	793,667	423,850
Average mark-to-market percentage-office	(2.6)%	2.4%
Average starting cash rent per rentable square foot-office	$46.19	$33.05

(1)  Includes wholly owned and joint venture properties.